MARKETING AGREEMENT

This Marketing Agreement (the "Agreement") is entered into effective this 3rd day of May, 1999 by and between Jones Naughton
Entertainment, Inc., a Colorado corporation ("JNE") and PDQ Internet ("PDQ"). JNE and PDQ shall be collectively referred to herein as the parties.

                                     RECITALS

WHEREAS, JNE, through its Community Marquee Division, desires assistance in the marketing and placement of its advertising kiosks ("Kiosks") and marquees ("Marquees").

WHEREAS, PDQ desires to assist JNE as set forth herein.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.  Exclusive Territory.

A. PDQ will have the exclusive rights to market the Kiosks and Marquees throughout that portion of the State of Florida located South of I-40 (the "Exclusive Territory").

B. In addition, PDQ shall have, for a period of six months beginning on June 1, 1999, the exclusive rights to market the Kiosks and Marquees at Convention and Visitors Bureaus throughout the entire United States (the "C&V Exclusive Territory").

2.  Guaranteed Installations.

A. PDQ guarantees, for a period of five (5) years from the date hereof (the "Guarantee Period"), the installation of Kiosks at a rate of a minimum of twenty (20) Kiosks per month (the "Kiosk Guarantee"). PDQ's performance under the Kiosk Guarantee shall be measured on a quarterly basis (i.e., at the end of each calendar quarter, PDQ guarantees the installation of at least 60 Kiosks).

B. PDQ further guarantees, during the Guarantee Period, that each of the Kiosks installed as a result of the Kiosk Guarantee will have purchased a minimum of eight (8) screen savers, each at a monthly rate of at least Fifty Dollars ($50.00) per month (the "Screen Saver Guarantee") (The net revenue received as a result of the Screen Saver Guarantee ($400 per month) shall be referred to as the "Screen Saver Guarantee Revenue"). PDQ may, in its discretion, sell more than eight (8) screen savers at a rate in excess of Fifty Dollars ($50.00) per month (see Paragraph 4C below).

C. PDQ further guarantees, beginning in the seventh (7th) month of the Guarantee Period, that at least fifty percent (50%) of the Kiosks installed as a result of the Kiosk Guarantee will have, as an additional sale attached therewith, a Marquee that is affixed to the Kiosk or located adjacent thereto (the "Marquee Guarantee"). Each of

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the Marquee's installed under this Marquee Guarantee will
have at least ten (10) advertising panels contained therein, and each panel will be subscribed for at a minimum rate of One Thousand Five Hundred Dollars ($1,500) per year (the net revenue received as a result of the Marquee Guarantee ($15,000 per year) shall be referred to as the "Marquee Guarantee Revenue"). PDQ may, in its discretion, place more than ten (10) advertising panels in each Marquee at a rate in excess of One Thousand Five Hundred Dollars ($1,500) per year (see Paragraph 4C below).

3. Failure of PDQ to satisfy Guarantees. At the end of each calendar quarter, PDQ's performance under the Kiosk Guarantee, the Screen Saver Guarantee, and the Marquee Guarantee (collectively the "Guarantees") will be evaluated. In the event that PDQ is unable to satisfy any of the Guarantees as set forth in Paragraph 2 hereof for any given quarter, then PDQ shall be given a period of three (3) months (the "Guarantee Satisfaction Period") to satisfy its obligations thereunder. If, at the end of the Guarantee Satisfaction Period, PDQ has not satisfied its obligations under the Guarantees for the previously deficient quarter, then PDQ shall forfeit one-half (1/2) of all consideration to which it is entitled under Paragraph 4 hereof until such time as any and all deficiencies, including any deficiencies which may have occurred subsequent to the Guarantee Satisfaction Period, have been satisfied in full.

4. Consideration to PDQ. As consideration for their obligations hereunder, PDQ shall receive:

A. For the first One Hundred (100) Kiosks installed as a result of PDQ's efforts, wherever located, PDQ shall receive twenty percent (20%) of the Internet Access Revenues (defined as gross revenues received by each Kiosk for access to the Internet, however paid by the customer, minus commissions, maintenance, sales tax, installation charges, and communication charges).

B. For all subsequent Kiosks installed as a result of PDQ's efforts, wherever located, PDQ shall receive twenty five percent
(25%) of the Internet Access Revenues.

C. PDQ shall receive ten percent (10%) of the net (gross revenue minus commissions, maintenance, sales tax, and installation charges) Screen Saver Guarantee Revenue and the Marquee Guarantee Revenue. PDQ shall receive ninety percent (90%) of the net (as defined above) revenues received in excess of the Screen Saver Guarantee Revenue and the Marquee Guarantee Revenue.

D.  Options.

(1)  Immediately upon the installation of one hundred
Kiosks, wherever located, PDQ shall be granted an option, exercisable for a period of two (2) years from the grant thereof, to acquire 100,000 shares of JNE common stock at a price of $0.45 per share.

(2)  Immediately upon the installation of five hundred (500)
Kiosks, wherever located, PDQ shall be granted an option, exercisable for a period of two (2)

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years from the grant thereof, to acquire 250,000 shares of JNE common stock at a price which is the lower of (i) $0.75 per share, or (ii) sixty percent (60%) of the average bid price for the ten (10) days immediately following the grant thereof.

(3)  Immediately upon the installation of one thousand
(1000) Kiosks, wherever located, PDQ shall be granted an option, exercisable for a period of two (2) years from the grant thereof, to acquire 250,000 shares of JNE common stock at a price which is the lower of (i) $1.25 per share, or (ii) sixty percent (60%) of the average bid price for the ten (10) days immediately following the grant thereof.

5.  Additional Terms.

A. JNE will manufacture, deliver, and install the Kiosks and Marquees at no cost to PDQ, except the offsets as set forth in Paragraph 4 hereof. Both JNE and PDQ agree that JNE shall have a reasonable time to deliver the Kiosks and Marquees following the receipt of orders to do so.

B. JNE will provide PDQ with audio/visual training aids. In addition, all leads generated in the Exclusive Territory shall be given to PDQ for follow-up at PDQ's discretion and expense.

C. This Agreement shall be in full force and effect for the term of the Guarantee Period. At the end of the Guarantee Period, this Agreement, and all the obligations of the parties hereunder, shall automatically terminate.

6. Nondisclosure. Each party hereto agrees to keep the terms of this Agreement and the transactions contemplated hereby as confidential and shall not disclose such information to any third party, other than professional advisors utilized to negotiate and consummate the transactions contemplated hereby. The parties hereto agree that in the event there is a breach of the foregoing confidentiality provision, the damage to the parties hereto would be difficult to estimate and as a result, in the event of such a breach, the non-breaching party, in addition to any and all other remedies allowed by law, would be entitled to injunctive relief enjoining the actions of the breaching party.

7. Representations and Warranties.

Each party hereby represents, warrants and covenants as follows:

A. When executed and delivered, the terms hereof shall constitute a valid and legally binding agreement enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors rights and by limitations on the availability of equitable remedies.

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B.  Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated herein will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, or other order of any court, government or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement.

8. Severability. If any portion of this Agreement is found by a court of competent jurisdiction to be void or unenforceable, that portion shall be deemed to be reformed to the extent necessary to cause such portion to be enforceable and the same shall not affect the remainder of this Agreement, which shall be given full force and effect without regard to the invalid or unenforceable portions.

9. Entire Agreement. This Agreement, which may be signed in duplicate or counterparts, replaces and supersedes all previous Agreements between the parties hereto, and contains the entire understanding between the parties, and may not be changed, altered, amended, or modified, except in writing, duly executed by each of the parties.

10. Assignment. This Agreement may not be assigned or transferred by either party hereto without the prior written consent of all other parties hereto.

11. Notices. All notices, requests, instruments or documents hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission, telegraphic or similar conveyance:

If to JNE:

Jones Naughton Entertainment, Inc.
5681 Beach Boulevard, Suite 101
Buena Park, CA 90621
Attn:  Joseph Naughton
Facsimile (714) 994-3242

If to PDQ:

PDQ Internet


Attn: Stanley Appel
Facsimile (    )

If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which delivery is made, and, if delivered by mail, the date on which such notice, request, instruction or document is deposited in the mail shall be the date of delivery. Each notice, request, instruction or document shall bear the date on which it is delivered.

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12.  Governing Law.  This Agreement shall be governed by the laws of the State of California, United States of America.

13. Attorney's Fees. Should any action be commenced between the parties to this Agreement concerning the matters set forth in this Agreement or the rights and duties of either in relation thereto, the prevailing party in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its Attorney's Fees and Costs.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.


JONES NAUGHTON ENTERTAINMENT, INC.



/s/Joseph Naughton
By:  Joseph Naughton
Its:  President



PDQ Internet



/s/Stanley Appel
By:  Stanley Appel